EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2016 Second Quarter Financial Results
Net Income up 12% to $14.5 million
Annualized Return on Equity of 14.3% for quarter and 11.6% year to date.

New York, NY – May 4, 2016 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for the fiscal year 2016 second quarter ended March 31, 2016.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “Our diversified business generated solid core operating results for the quarter which stands in strong contrast to the industry overall.  A strong performance from our Securities segment was offset by a weaker performance in our Commercial Hedging segment.  We saw a reversal of the immediately preceding quarter’s marked-to-market losses on investments held in our interest rate management program.  For the six months to date we achieved an ROE of almost 12%, which we believe is a best in class performance, but still below our long term target of 15%."

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended March 31,			Six Months Ended March 31,
(Unaudited) (in millions, except share and per share amounts)	2016	2015	% Change	2016	2015	% Change
Revenues:
Sales of physical commodities	$3,548.0	$14,291.6	(75)%	$6,800.6	$27,785.9	(76)%
Trading gains, net	80.7	84.8	(5)%	160.4	155.1	3%
Commission and clearing fees	52.1	47.2	10%	101.2	96.7	5%
Consulting and management fees	9.6	9.3	3%	19.3	19.7	(2)%
Interest income	18.5	9.0	106%	27.2	12.1	125%
Other income	—	0.1	(100)%	0.1	0.2	(50)%
Total revenues	3,708.9	14,442.0	(74)%	7,108.8	28,069.7	(75)%
Cost of sales of physical commodities	3,542.8	14,285.5	(75)%	6,791.4	27,775.7	(76)%
Operating revenues	166.1	156.5	6%	317.4	294.0	8%
Transaction-based clearing expenses	32.9	31.8	3%	62.7	61.2	2%
Introducing broker commissions	13.2	12.3	7%	26.0	24.5	6%
Interest expense	7.1	4.5	58%	13.1	7.2	82%
Net operating revenues	112.9	107.9	5%	215.6	201.1	7%
Compensation and other expenses:
Compensation and benefits	65.2	63.1	3%	128.3	119.5	7%
Communication and data services	7.3	7.2	1%	15.2	13.9	9%
Occupancy and equipment rental	3.2	3.8	(16)%	6.5	6.9	(6)%
Professional fees	2.7	3.1	(13)%	5.6	6.4	(13)%
Travel and business development	2.3	2.5	(8)%	5.5	5.3	4%
Depreciation and amortization	2.2	1.8	22%	4.1	3.7	11%
Bad debts and impairments	2.6	2.8	(7)%	4.6	2.8	64%
Other	7.4	5.5	35%	13.7	10.9	26%
Total compensation and other expenses	92.9	89.8	3%	183.5	169.4	8%
Income before tax	20.0	18.1	10%	32.1	31.7	1%
Income tax expense	5.5	5.1	8%	8.8	9.3	(5)%
Net income	$14.5	$13.0	12%	$23.3	$22.4	4%
Earnings per share:
Basic	$0.77	$0.68	13%	$1.24	$1.18	5%
Diluted	$0.76	$0.67	13%	$1.22	$1.16	5%
Weighted-average number of common shares outstanding:
Basic	18,592,643	18,599,011	—%	18,621,337	18,546,377	—%
Diluted	18,755,450	18,957,780	(1)%	18,821,822	18,743,033	—%

Interest Income/Expense:
Overall interest income increased $9.5 million to $18.5 million in the second quarter, with our domestic fixed income institutional business increasing interest income $3.8 million over the prior year. The acquisition of G.X. Clarke & Co. on January 1, 2015 added the fixed income institutional business, and resulted in a significant change to our historical aggregate level of interest income and to a lesser extent interest expense.
Historically, our interest income has primarily been driven by the average customer equity in our Commercial Hedging and CES segments, as well as short term interest rates. Interest income in our Commercial Hedging and CES segments increased $0.8 million in the second quarter, despite the interest income impact of average customer equity decreasing 4% versus the prior year period.
Corporately, we recorded pre-tax unrealized gains of $4.6 million and $2.3 million on our U.S. Treasury notes and interest rate swaps, respectively, held as part of the continued implementation of our interest rate management program, which includes the purchase of medium term U.S. Treasury notes and the utilization of interest rate swaps. Under this program, we don’t actively trade in such instruments and intend to hold these investments to their maturity date, however as a broker-dealer, unrealized fluctuations in the marked-to-market ("MTM") valuations of these investments are included in operating revenues in the current period. The table below reflects the after-tax impact on net income of these MTM fluctuations for the last 5 fiscal quarters.

	Three Months Ended
(in millions)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
MTM gain (loss) on interest rate swaps	$2.3	$(2.7)	$2.1	$0.1	$—
U.S. Treasury notes:
Cumulative MTM gain - transfer out of AOCI (1)	—	—	3.5	—	—
MTM gain (loss)	4.6	(4.0)	1.3	—	—
Gross MTM gain (loss)	6.9	(6.7)	6.9	0.1	—
Tax effect (estimated at 39%)	(2.7)	2.6	(2.7)	—	—
After tax MTM gain (loss) on above	$4.2	$(4.1)	$4.2	$0.1	$—
(1) On July 1, 2015 as part of our previously disclosed merger of four of our wholly owned U.S. subsidiaries, we transferred our remaining available-for-sale investments in U.S. Treasury securities, at fair value, to the trading category in accordance with the accounting requirements for broker-dealers. This resulted in $3.5 million of pre-tax unrealized gains not previously recognized in earnings being included in interest income in our Corporate unallocated segment during the fourth quarter of fiscal 2015.
Interest expense increased 58% to $7.1 million in the second quarter compared to $4.5 million in the prior year. The increase in interest expense is primarily related to $1.9 million of higher expense from the fixed income institutional business acquired.

Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2016	2015	% Change	2016	2015	% Change
Variable compensation and benefits	$33.6	$33.1	2%	$66.8	$62.7	7%
Transaction-based clearing expenses	32.9	31.8	3%	62.7	61.2	2%
Introducing broker commissions	13.2	12.3	7%	26.0	24.5	6%
Total variable expenses	79.7	77.2	3%	155.5	148.4	5%
Fixed compensation and benefits	31.6	30.0	5%	61.5	56.8	8%
Other fixed expenses	25.1	23.9	5%	50.6	47.1	7%
Bad debts and impairments	2.6	2.8	(7)%	4.6	2.8	64%
Total non-variable expenses	59.3	56.7	5%	116.7	106.7	9%
Total non-interest expenses	$139.0	$133.9	4%	$272.2	$255.1	7%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
	2016	2015	% Change	2016	2015	% Change
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	26,596.2	26,182.7	2%	50,821.3	51,359.1	(1)%
OTC volume (contracts, 000’s)	302.0	448.8	(33)%	616.7	739.0	(17)%
Global payments (# of payments, 000’s)	101.1	88.7	14%	196.7	157.4	25%
Gold equivalent ounces traded (000’s)	21,619.3	38,145.1	(43)%	45,139.1	71,565.4	(37)%
Equity market-making (gross dollar volume, millions)	$26,108.5	$26,927.2	(3)%	$50,407.2	$51,061.2	(1)%
Foreign exchange prime brokerage volume (U.S. notional, millions)	$154,108.5	$108,135.9	43%	$278,660.1	$224,037.6	24%
Average assets under management (U.S. dollar, millions)	$515.4	$562.5	(8)%	$581.9	$580.5	—%
Average customer segregated equity (millions)	$1,817.0	$1,894.2	(4)%	$1,820.9	$1,979.2	(8)%

Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders' equity information for the periods indicated.

(in millions, except for per share amounts)	March 31, 2016	September 30, 2015
Summary asset information:
Cash and cash equivalents	$203.2	$268.1
Cash, securities and other assets segregated under federal and other regulations	$931.5	$756.9
Securities purchased under agreements to resell	$701.4	$325.3
Deposits with and receivables from:
Exchange-clearing organizations	$1,423.8	$1,533.5
Broker-dealers, clearing organizations and counterparties	$167.3	$277.6
Receivables and notes receivable from customers, net	$167.4	$295.7
Financial instruments owned, at fair value	$1,864.9	$1,421.9
Physical commodities inventory	$31.2	$32.8
Goodwill and intangible assets, net	$57.4	$58.1
Other	$109.8	$100.1

Summary liability and stockholders' equity information:
Payables to customers	$2,458.0	$2,593.5
Payables to broker-dealers, clearing organizations and counterparties	$325.2	$262.9
Payables to lenders under loans and senior unsecured notes	$197.0	$87.1
Accounts payable and other accrued liabilities	$113.4	$144.8
Payables under repurchase agreements	$1,115.7	$1,007.3
Financial instruments sold, not yet purchased, at fair value	$1,033.9	$568.3
Other	$6.5	$9.0
Stockholders' equity	$408.2	$397.1

Net asset value per share	$21.84	$21.11

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2016	2015	% Change	2016	2015	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$54.7	$64.7	(15)%	$110.1	$133.1	(17)%
Global Payments	17.4	18.4	(5)%	35.7	33.6	6%
Securities	45.6	36.1	26%	94.4	53.3	77%
Physical Commodities	7.9	6.4	23%	13.8	12.9	7%
Clearing and Execution Services	33.3	31.5	6%	63.1	62.7	1%
Corporate unallocated	7.2	(0.6)	n/m	0.3	(1.6)	n/m
Operating revenues	$166.1	$156.5	6%	$317.4	$294.0	8%

The following table reflects segment income by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2016	2015	% Change	2016	2015	% Change
Segment income represented by:
Commercial Hedging	$13.8	$21.7	(36)%	$28.8	$46.6	(38)%
Global Payments	9.3	9.9	(6)%	19.3	18.1	7%
Securities	18.2	12.2	49%	40.1	13.9	188%
Physical Commodities	1.9	2.4	(21)%	2.9	4.9	(41)%
Clearing and Execution Services	3.5	2.9	21%	7.0	6.5	8%
Total segment income	$46.7	$49.1	(5)%	$98.1	$90.0	9%
Reconciliation of segment income to income before tax:
Segment income	$46.7	$49.1	(5)%	$98.1	$90.0	9%
Costs not allocated to operating segments	26.7	31.0	(14)%	66.0	58.3	13%
Income before tax	$20.0	$18.1	10%	$32.1	$31.7	1%
Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues decreased 15% to $54.7 million in the second quarter compared to $64.7 million in the prior year. Exchange-traded revenues increased 7%, to $32.4 million in the second quarter, resulting primarily from strong growth in agricultural commodity revenues, particularly in the domestic grain markets as well as growth in our London operations. Overall exchange-traded contract volume increased 18% and the average rate per contract decreased 10% to $5.62.
OTC revenues decreased 42%, to $16.8 million in the second quarter, primarily driven by lower customer volumes in Latin and South America as well the effect of low energy prices and volatility which drove a decline in energy and renewable fuels OTC revenues. Overall OTC volumes decreased 33%, particularly in agricultural commodities, while the average rate per contract declined 14% compared to the prior year.
Consulting and management fees declined $0.4 million to $3.4 million versus the prior year, while interest income, which remains constrained by low short-term interest rates, increased $0.4 million, or 24%, to $2.1 million compared to the prior year. The increase in interest income is primarily driven by the continued implementation of our interest rate management program, an increase in short-term rates, as well as a 6% increase in average customer equity.
Segment income decreased to $13.8 million in the second quarter compared to $21.7 million in the prior year, primarily as a result of the decrease in OTC revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 44% compared to 39% in the prior year, primarily as the result of an increase in transaction-based clearing expenses and variable compensation.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations (“NGOs”) and government organizations.
Operating revenues decreased 5% to $17.4 million in the second quarter compared to $18.4 million in the prior year. This decline in operating revenues was primarily driven by a narrowing of spreads in the foreign exchange markets, which drove a 17% decrease in the average revenue per trade. The volume of payments made increased 14% as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system.
Segment income decreased 6% to $9.3 million in the second quarter compared to $9.9 million in the prior year. This decrease primarily resulted from the decrease in operating revenues during the second quarter as well as slight increase in non-variable trade system expenses. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 29% compared to 30% in the prior year.

Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. Following our acquisition of G.X. Clarke & Co., we act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency and Mortgage-Backed Securities to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place a wide array of debt instruments in the international capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 26% to $45.6 million in the second quarter compared to $36.1 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, equity market-making, debt trading, investment banking and asset management. Operating revenues in equity market-making increased 27% to $19.5 million in the second quarter compared to the prior year, despite a 3% decrease in the gross dollar volume traded, as spreads widened driving a 32% increase in the average revenue per $1,000 traded. Equity market-making operating revenues include the trading profits we earn before the related expense deduction for American Depositary Receipts ("ADR") conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in debt trading increased 22% to $19.8 million in the second quarter compared to the prior year, primarily as a result of continued growth in our domestic institutional fixed income business as well as improved performance in our Argentina operations in the second quarter. The operating revenues in investment banking increased 45% to $1.6 million compared to the prior year. Asset management operating revenues increased 34% to $4.7 million in the second quarter primarily related to an increase in fair value of investments, despite an 8% decrease in average assets under management to $515.4 million in the second quarter compared to $562.5 million in the prior year, which were impacted by the devaluation of the Argentine peso.
Segment income increased 49% to $18.2 million in the second quarter compared to $12.2 million in the prior year, primarily as a result of the increases in equity market-making and debt trading operating revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 37% in the second quarter compared to 39% in the prior year.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Operating revenues for Physical Commodities increased 23% to $7.9 million in the second quarter compared to $6.4 million in the prior year.
Precious Metals operating revenues increased 28% to $5.0 million in the second quarter compared to $3.9 million in the prior year. Operating revenues increased from the prior year period, despite a 43% decline in the number of ounces traded as spreads widened in this business driving a 130% increase in the average revenue per ounce traded.
Operating revenues in Physical Ag’s & Energy increased 16% to $2.9 million in the second quarter compared to the prior year. The increase in operating revenues is primarily due to an increase in our customer volumes in the feed ingredient industry.
Segment income decreased 21% to $1.9 million in the second quarter compared to $2.4 million in the prior year, primarily as a result of a $1.3 million increase in bad debt expense in Physical Ag’s & Energy, related to customers in the renewal fuels industry.
Clearing and Execution Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options on futures contracts for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders.
Operating revenues increased 6% to $33.3 million in the second quarter compared to $31.5 million in the prior year. Operating revenues are primarily generated from three sources: commission and clearing fee revenues from the execution and clearing of exchange-traded futures and options on futures contracts, trading gains, net, which primarily represents the spread retained in OTC foreign exchange customer prime brokerage activities, and interest income derived from cash balances in our customers’ accounts.
Commission and clearing fee revenues increased 3% to $25.9 million in the second quarter compared to $25.2 million in the prior year despite a 2% decline in exchange-traded volumes as the average rate per contract increased 4% compared to the prior year period as a result of business mix. Interest income increased 44% to $1.3 million in the second quarter primarily as a result of the continued implementation of our interest rate management program and an increase in short-term rates. This was partially offset by a 12% decrease in average customer equity to $941.9 million.
Operating revenues in our customer prime brokerage product line, reflected on the “trading gains, net” line increased 14% to $5.7 million in the second quarter compared to $5.0 million in the prior year, as a result of a 43% increase in foreign exchange volumes driven by higher market volatility.
Segment income increased to $3.5 million in the second quarter compared to $2.9 million in the prior year, primarily as a result of the increase in operating revenues and a decline in variable expenses as a percentage of operating revenues. Variable expenses, excluding interest, as a percentage of operating revenues were 74% in the second quarter compared to 76% in the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, May 5, 2016 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through May 12, 2016. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 3528722.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com